June 8, 2005


Mail Stop 4561

      VIA U.S. MAIL AND FAX (954) 473-1256

Ronald T. Linares
Chief Accounting and Financial Officer
OmniComm Systems, Inc.
2555 Davie Road, Suite 110B
Ft. Lauderdale, FL  33317

Re:	OmniComm Systems, Inc.
	Form 10-KSB for the year ended December 31, 2004
      Filed March 31, 2005
      File No. 0-25203

Dear Mr. Linares:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.



						Sincerely,



Daniel Gordon
Accounting Branch Chief



RCG Companies Incorporated
May 26, 2005


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